Exhibit 10.17

Name:	Patrick Jordan
Number of Shares of Restricted Stock:	10,000
Date of Grant:	November 5, 2020
Vesting Start Date:	NA

AGENTUS THERAPEUTICS, INC.

2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This agreement (this “Agreement”) evidences the grant of shares of Restricted Stock by AgenTus Therapeutics, Inc. (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of the AgenTus Therapeutics, Inc. 2018 Equity Incentive Plan (as amended from time to time, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of Restricted Stock. The Company hereby grants to the Grantee on the date of grant set forth above (the “Date of Grant”), pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, the number of shares of Restricted Stock set forth above (hereinafter referred to individually as a “Share” and collectively as the “Shares”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2. Vesting. The term “vest” as used herein with respect to any Share means the lapsing of the forfeiture conditions described in Section 3(a)(i) below with respect to such Share and the term “vested” as applied to any Share means that the Share is not then subject to forfeiture as described in Section 3(a)(i) below. Unless earlier forfeited in accordance with the Plan or this Agreement, the Shares shall vest in a single tranche upon the closing of an private equity financing round of at least $30 million on or before December 31, 2021 and in advance of any initial public offering of the Company’s common stock, subject, to the Grantee remaining in continuous Employment from the date of this Agreement through such vesting date.

3. Forfeiture.

(a) Cessation of Employment. Subject to Section 3(b) below, if the Grantee’s Employment ceases for any reason, including by reason of the Grantee’s death, (i) all then outstanding and unvested Shares will be automatically and immediately forfeited for no consideration due to the Grantee and (ii) all then outstanding and vested Shares will remain outstanding and subject to the provisions of this Agreement and the Plan, including the repurchase provisions in Section 6 below.

(b) Recovery of Compensation. The Shares (whether vested or unvested), and any proceeds from the disposition of any Shares, will be forfeited and disgorged to the Company, with interest and related earnings, promptly following notice to the Grantee (i) if the Grantee’s Employment is terminated by the Company or one of its affiliates for Cause or ceases under circumstances that in the determination of the Administrator would have constituted grounds for the Grantee’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith); (ii) if at any time the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan, any non-competition, non-solicitation, confidentiality or other restrictive covenant by which the Grantee is bound or any policy of the Company or any of its affiliates that is applicable to the Grantee and that provides for clawback, forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan; or (iii) to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. By accepting the Shares under this Agreement, the Grantee expressly acknowledges and agrees that the Grantee’s rights under this Agreement, including the right to retain any proceeds from the disposition of the Shares, are subject to this Section 3(b) and Section 6(a)(5) of the Plan (including any successor provision).

4. Rights as a Stockholder.

(a) Record Ownership of Shares. Except as provided for in this Agreement, the Grantee will be the record owner of the Shares unless and until such Shares are forfeited or transferred, and as the record owner will be entitled to all rights of a stockholder of the Company with respect to such Shares, subject to the terms of the Plan and this Agreement; provided, however, that any cash or other property distributed with respect to any Share, including, without limitation, any Stock distributed by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to any Share, will, unless otherwise determined by the Administrator, remain subject to forfeiture to the same extent as the Share to which it relates, will be paid, if at all, only upon the vesting of such Share, and will be automatically forfeited if and when the associated Share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to any Share other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Grant of Proxy. To the extent permitted by applicable law, the Grantee hereby grants to the Company an irrevocable proxy coupled with an interest, with full power of substitution, to vote the Shares as the Company sees fit on all matters, including, without limitation, related to (i) the election of members of the Board; (ii) any transaction subject to Section 7 below; or (iii) any amendment to the Company’s certificate of incorporation to increase the number of shares of Stock authorized thereunder. Such proxy shall be valid and remain in effect until the earlier of (A) the consummation of a public offering and sale of equity securities of the Company pursuant to an effective registration statement on Form S-l (or any successor form) under the Securities Act (a “Public Offering”) and (B) with respect to any particular matter, the latest date permitted by applicable law.

(c) Power of Attorney. The Grantee hereby (i) appoints the Company as his or her attorney-in-fact to take such actions as may be necessary or appropriate to effectuate the proxy described under Section 4(b) above or the transfer of record ownership of any Shares that are forfeited or transferred hereunder; (ii) agrees to deliver to the Company, as a condition to the issuance of any certificate or certificates with respect to any Shares granted hereunder, one or more stock powers, endorsed in blank, with respect to such Shares; and (iii) agrees to sign such other agreements and take such other actions as the Company may reasonably request to accomplish the irrevocable proxy described in Section 4(b) above or the forfeiture or transfer of any Shares forfeited or transferred hereunder. Such power of attorney shall be valid and remain in effect until the earlier of (A) the consummation of a Public Offering and (B) with respect to any particular matter, the latest date permitted by applicable law.

5. Transfer Restrictions; Right of Refusal.

(a) Unvested Shares. Unvested Shares may not be sold or otherwise transferred except in accordance with Section 6(a)(3) of the Plan.

(b) Vested Shares. Subject to Section 5(c) below, following the expiration of the Call Period (as defined below) the Grantee may sell or otherwise transfer any Share once it has vested, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; (iii) applicable requirements of federal, state or non-U.S. securities laws; and (iv) the transferee becoming a party to and subject to the applicable terms and conditions of the Plan and this Agreement. Prior to the transfer of any Shares pursuant to this Section 5(b) and as a condition thereto, the transferee shall execute a written agreement in a form provided by the Company under which such transferee shall become subject to the provisions of this Agreement and the Plan.

(c) Right of First Refusal. Prior to the sale or other transfer for value of any Shares pursuant to Section 5(a) or (b) above, the Grantee shall deliver a written notice (a “Transfer Notice”) of the proposed transfer stating (i) the number of Shares proposed to be transferred; (ii) the proposed purchase price per Share of such Shares; (iii) the terms on which the Grantee proposes to transfer such Shares, including the proposed transfer date; and (iv) the name and address of the proposed transferee of such Shares. For a period of thirty (30) days after receipt of any Transfer Notice, the Company may, by notice to the Grantee, elect to purchase any or all of the Shares proposed to be sold or transferred for the price specified in the Transfer Notice.

(d) Impermissible Transfers. Any transfer of Shares that is not made in compliance with the terms of this Section 5 shall be null and void ab initio, and the Company shall not in any way give effect to any such transfer.

(e) Expiration. Subject to the lock-up provisions of Section 8 below, the transfer restrictions applicable to vested Shares under Sections 5(b) and (c) above shall expire upon the consummation of a Public Offering.

6. [Reserved].

7. Drag-Along Rights.

(a) Covered Transaction. If holders of more than fifty percent (50%) of the outstanding Stock elect to consummate, or cause the Company to consummate, a Covered Transaction, then, upon fifteen (15) days written notice to the Grantee, the Grantee agrees to transfer in such Covered Transaction the percentage of the aggregate number of vested Shares (including any Shares that become vested in connection with the Covered Transaction) that is equal to the aggregate percentage of shares of Stock owned by the holders of more than fifty percent (50%) of the outstanding Stock of the Company that are being transferred in such

Covered Transaction, on the same terms and conditions as such holders with respect to the shares of Stock so transferred.

(b) Recapitalization Transaction. In the event of a Recapitalization Transaction, the Administrator shall be entitled to make the adjustments described in Section 7(b) of the Plan with respect to the Shares as if the Shares were shares of Stock underlying an Award.

(c) Waiver of Appraisal Rights. The Grantee agrees not to demand or exercise any appraisal rights under Section 262 of the Delaware General Corporate Law, as amended, or otherwise with respect to any transaction subject to this Section 7, whether or not such appraisal rights are otherwise available.

(d) Further Assurances. The Grantee shall take or cause to be taken all such actions as requested by the Company or holders of fifty percent (50%) of the outstanding Stock of the Company in order to consummate any transaction subject to this Section 7 and any related transactions, including but not limited to (i) the voting of Shares in favor of such transaction and (ii) the execution of agreements and other documents requested by the Company or such holders.

(e) Expiration. Subject to the lock-up provisions of Section 8 below, upon the provisions of this Section 7 shall expire upon the consummation of a Public Offering.

8. Lock-Up. If requested by the Company or by the underwriter(s) managing any Public Offering, the Grantee will not, without the prior written consent of the Company or such underwriter(s), effect any public sale of, or otherwise transfer or contract to transfer, any Shares during the seven (7) days prior to, and during the one hundred eighty (180)-day period following, the effective date of such Public Offering, or such longer period as may reasonably be requested by the Company or such underwriters to comply with applicable law. If requested by the Company or such underwriter(s), the Grantee shall enter into a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

9. Data Privacy. The Company hereby notifies the Grantee of the following in relation to the Grantee’s personal data and the collection, processing and transfer of such data in relation to the Shares, this Agreement and the Grantee’s participation in the Plan:

(a) Collection of Personal Data. The collection, processing and transfer of the Grantee’s personal data is necessary for the Company’s administration of the Plan and the Grantee’s participation in the Plan, and the Grantee’s denial and/or objection to the collection, processing and transfer of personal data may affect the Grantee’s ability to participate in the Plan. As such, the Grantee voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b) Use of Personal Data. The Company holds certain personal information about the Grantee, including (but not limited to) the Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any equity interests or directorships held in the Company, details of all equity awards or any other entitlement to equity awarded, canceled, purchased, vested, exercised, unvested or outstanding in the Grantee’s favor for the purpose of managing and administering the Plan (collectively, the “Data”). The Data may be provided by the Grantee or collected, where lawful, from third parties, and the Company will process the Data for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. Processing of the Data will take place through electronic and non-electronic means according to logistics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Grantee’s country of residence and/or employment, as applicable. Data processing operations will be performed in a manner that minimizes the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan, the Grantee’s participation in the Plan or other lawful purposes.

(c) Transfer of Personal Data. The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Grantee hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of equity interests on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any equity interest acquired pursuant to the Plan, subject to the limitations set forth in the Plan and this Agreement. The Grantee may, at any time, exercise the Grantee’s rights provided under applicable personal data protection laws (if any), which may include the right to (i) obtain confirmation as to the existence of the Data; (ii) verify the content, origin and accuracy of the Data; (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data; and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Grantee’s participation in the Plan. The Grantee may seek to exercise these rights by contacting the Grantee’s local human resources manager.

10. Retention of Certificates. Any certificates representing unvested Shares will be held by the Company. If unvested Shares are held in book entry form, the Grantee agrees that the Company may give stop transfer instructions to any applicable depository to ensure compliance with the provisions of this Agreement.

11. Legend. Certificates evidencing any Shares granted hereby (if any) may contain such legends as the Administrator may determine necessary or appropriate, in addition to any legends that may be required by federal, state or non-U.S. securities law, the Plan or any other applicable documents or agreements governing the Shares. As soon as practicable following the vesting of any Shares bearing such legends, the Company shall cause a certificate or certificates covering such Shares, without such legend, to be issued and delivered to the Grantee. If any Shares are held in book entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

12. Certain Tax Matters.

(a) Tax Advice. The Company has made no warranties or representations to the Grantee with respect to the tax consequences of the Shares granted under this Agreement and the Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

(b) Tax Withholding. The Grantee expressly acknowledges that the award or vesting of the Shares, and the payment of any dividends or distributions with respect to the Shares, may give rise to taxable income subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder are subject to the Grantee promptly remitting to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) an amount sufficient to satisfy all taxes required to be withheld in connection with the Shares. The Grantee authorizes the Company and its affiliates to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Grantee, but nothing in this sentence may be construed as relieving the Grantee of any liability for satisfying the Grantee’s obligation under the preceding provisions of this Section 12(b).

(c) 83(b) Election. The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within 30 days following the date of “transfer” of the shares (as determined under Section 83 of the Code). The Company has made no recommendation to the Grantee with respect to the advisability of making such an election. If the Grantee makes an 83(b) election, such election must be filed by the Grantee with the appropriate Internal Revenue Service office not later than 30 days after the Date of Grant and the Grantee will provide a copy of such election to the Company promptly thereafter.

13. Effect on Employment. Neither the grant nor the vesting of any Shares will give the Grantee any right to be retained in the employ or service of the Company or any of its affiliates, affect the right of the Company or any of its affiliates to discharge the Grantee at any time, or affect the right of the Grantee to terminate his or her Employment at any time.

14. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. By accepting the Shares, the Grantee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

15. Acknowledgements. The Grantee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature page follows.]

The Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the date first set forth above.

AGENTUS THERAPEUTICS, INC.
By:	/s/ Evan D. Kearns
Name:	Evan D. Kearns
Title:	Secretary

Signed as a deed by the Grantee:
/s/ Patrick Jordan
Name: Patrick Jordan

[Signature page to Restricted Stock Agreement]